Exhibit 3.1

AMENDED AND RESTATED BY-LAWS

OF

HAWKINS, INC.

ADOPTED ON OCTOBER 28, 2009

ARTICLE I

Shareholders’ Meetings

Section 1. PLACE OF MEETING. The meetings of the shareholders shall be held at the registered office of the Corporation or at any other place designated by the Board of Directors.

Section 2. ANNUAL MEETING. Every year, the annual meeting of shareholders shall be held on a day set by the Board of Directors.

Section 3. SPECIAL MEETINGS. Special meetings of the shareholders may be called at any time upon request of the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, or two or more members of the Board of Directors, or upon request in writing to the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, or the Board of Directors by one or more shareholders holding not less than one-tenth of the voting power of the shareholders (which minimum proportion shall be increased to one-fourth of the voting power of the shareholders in the case of a special meeting for the purpose of considering any action to directly or indirectly effect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose).

Section 4. NOTICE OF MEETING. Written notice stating the place, day and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than five days prior to the date of the meeting to each shareholder of record entitled to vote at such meeting. Notice may be given to a shareholder by means of electronic communication if the requirements of Minnesota Statutes Section 302A.436, Subdivision 5, as amended from time to time, are met. Notice to a shareholder is also effectively given if the notice is addressed to the shareholder or a group of shareholders in a manner permitted by the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that the Corporation has first received the written or implied consent required by those rules and regulations. A waiver of notice by a shareholder entitled to notice is effective whether given before, at, or after the meeting, and whether given in writing, orally, by authenticated electronic communication, or by attendance. In case of adjournment of a meeting from time to time, no further notice of the adjourned meeting shall be necessary if an announcement is made at the meeting where the adjournment is had, specifying the place, day and hour of the adjourned meeting, and the adjourned meeting is held not more than 120 days after the date fixed for the original meeting.

Section 5. VOTING RIGHTS. Every holder of record, as provided below, of common stock shall be entitled to vote, in person or by proxy, one vote for each share of stock standing in the holder’s name. Except as may otherwise be provided by the Board of Directors from time to time, only shareholders of record on the record date shall be entitled to vote at such meeting.

Section 6. QUORUM; ACTION BY SHAREHOLDERS.

(a)        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting may be adjourned from time to time. The shareholders present at a duly called or held meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

(b)        The shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares present at a meeting, except where the Articles of Incorporation or statute shall otherwise provide.

Section 7. PRESIDING OFFICER. The Chairman of the Board or, in his absence, the Chief Executive Officer or any other person designated from time to time by the Board of Directors, shall preside at all meetings of the shareholders.

Section 8. ADVANCE NOTICE OF SHAREHOLDER PROPOSALS.

(a)        The business conducted at a special meeting of shareholders is limited to the purposes stated in the notice of the special meeting. From and after the 2010 annual meeting of shareholders, only such business (other than the nomination and election of directors, which are subject to Article II) may be conducted at an annual meeting of shareholders as is appropriate for consideration at the meeting and as shall have been brought before the meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder who complies with the procedures set forth in this Section 8.

(b)        For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be must be submitted to the Secretary of the Corporation not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, notice by a shareholder is timely only if so received not less than 90 days before the annual meeting or, if later, within 10 days after the first public announcement of the date of the annual meeting. Except to the extent otherwise required by law, the adjournment of an annual meeting will not commence a new time period for the giving of a shareholder’s notice as required above. Notice shall only be deemed to have been submitted on the date on which all of the following written information has been received by the Corporation:

(i)         a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

(ii)        appropriate evidence that the person submitting the proposal is a shareholder of the Corporation;

(iii)       a description of all securities of the Corporation, or other securities or contracts with a value derived in whole or in part from the value of any securities of the Corporation, held or beneficially owned by the shareholder or to which the shareholder is a party;

(iv)       any material interest of the shareholder in such business; and

(v)        a representation that the shareholder will appear at the meeting to make the proposal.

(c)        For purposes of this Section 8, “public announcement” means disclosure (i) when made in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service, (ii) when contained in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act, or (iii) when given as the notice of the meeting pursuant to Section 4.

(d)        With respect to this Section 8, a shareholder must also comply with all applicable requirements of Minnesota law and the Exchange Act and the rules promulgated thereunder with respect to the matters set forth in this Section 8.

(e)        Notwithstanding anything to the contrary in this Section 8, this Section 8 does not apply to any shareholder proposal made pursuant to Rule 14a-8 promulgated under the Exchange Act. The requirements, procedures, and notice deadlines of Rule 14a-8 shall govern any proposal made pursuant thereto.

ARTICLE II

Directors

Section 1. NUMBER OF DIRECTORS. The business of the Corporation shall be managed by a Board of Directors of not less than three nor more than eleven directors, who need not be shareholders of the Corporation, and the decisions of the Board of Directors shall be by a majority of the members present.

Section 2. TENURE. At each annual meeting, the shareholders shall elect directors to hold office for one year or until their successors are elected and have qualified.

Section 3. VACANCIES. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors or by election at a meeting of shareholders. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

Section 4. MEETINGS OF THE BOARD; NOTICE. The Board of Directors shall meet each year immediately after the annual meeting of shareholders, at the same place. No notice of any kind to either old or new members shall be necessary for such annual meeting or for any regular meeting of the directors fixed from time to time by resolution of a majority of the Board of Directors. Other meetings of the Board of Directors may be held upon three days’ written notice upon the call of the Chief Executive Officer or any director. Notice may be waived in writing before or after the time of such meeting, and attendance of a director at a meeting shall constitute a waiver of notice thereof. Neither the business to be transacted at, nor the purpose, of any meeting need be specified in the notice of such meeting.

Section 5. QUORUM. A majority of the directors currently holding office shall constitute a quorum for the transaction of business.

Section 6. REMOVAL OF DIRECTORS.

(a)        A Director may be removed by the Board of Directors at any time, but only with good cause shown therefor, if:

(i)         the director was appointed by the Board of Directors to fill a vacancy and shareholders have not elected directors in such director’s class in the interval between the time of the appointment to fill a vacancy and the time of the removal; and

(ii)        a majority of the other directors present affirmatively vote to remove the director.

(b)        Any one or all of the directors may be removed with good cause shown therefor, at any meeting of the shareholders called for that purpose, by the affirmative vote of 60% of the voting power of the shares entitled to vote; provided that removal is not opposed by more than 25% of the voting power of the shares entitled to vote.

(c)        “Good cause” for the purpose of this Section shall mean:

(i)         conviction of a crime involving moral turpitude;

(ii)        dishonesty in dealings with the Corporation or with respect its assets;

(iii)       engaging in competition, directly or indirectly, with the Corporation or usurping any corporate opportunity or advantage; or

(iv)       engaging in a contract or other transaction that involves a conflict of interest between the director and the Company without the good faith consent of the Board of Directors after complete disclosure of all material facts with respect thereto.

(d)        This Section 6 may be amended or repealed at any annual or special meeting of the shareholders by the affirmative vote of the holders of 60% of the voting power of all shareholders entitled to vote, provided such amendment or repeal shall not receive the negative vote of the holders of more than 25% of the voting power of all shareholders entitled to vote.

Section 7. COMMITTEE OF DISINTERESTED PERSONS. The Board of Directors may establish a committee composed of one or more independent directors or other independent persons to consider legal rights or remedies of the Corporation and whether those rights and remedies should be pursued.

Section 8. NOMINATIONS. No candidate may be nominated for election as a director at an annual meeting of shareholders and no votes cast in his or her name for election shall be counted, unless the nomination of such person has been previously submitted to the Board of Directors or its nominating committee in accordance with the provisions of Section 9 or 10 of this Article II. If such nomination has been duly submitted, the nominee may be nominated for election at any meeting held within twelve months thereafter.

Section 9. MANAGEMENT NOMINEES. The Board of Directors or a nominating committee duly appointed by the Board of Directors shall have the sole authority to designate candidates to be nominated by management for election as directors of the Company.

Section 10. SHAREHOLDER NOMINEES.

(a)        Any holder of voting shares of the Corporation may submit the nomination of a candidate or candidates for election as director at the next meeting of shareholders at which an election is to be held if such holder complies with the provisions of this Section 10.

(b)        Each nomination proposed by a shareholder must be submitted to the Secretary of the Corporation not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, a nomination by a shareholder is timely only if so received not less than 90 days before the annual meeting or, if later, within 10 days after the first public announcement of the date of the annual meeting. Except to the extent otherwise required by law, the adjournment of an annual meeting will not commence a new time period for the making of a shareholder’s nomination as required above. Nominations shall only be deemed to have been submitted on the date on which all of the following written information has been received by the Corporation:

(i)         all information about the nominee that may be required to be provided in any proxy or information statement pursuant to the Exchange Act and rules promulgated thereunder;

(ii)        a completed copy of the questionnaire required by the Corporation for all director nominees, executed by the nominee;

(iii)       a statement signed by the nominee consenting to his nomination and agreeing, if elected, to serve as a director of the Corporation;

(iv)       appropriate evidence that the person submitting the nomination is a shareholder of the Corporation;

(v)        a description of all securities of the Corporation, or other securities or contracts with a value derived in whole or in part from the value of any securities of the Corporation, held or beneficially owned by the person submitting the nomination or to which such person is a party; and

(vi)       a representation that the person submitting the nomination will appear at the meeting to nominate the person or persons specified in the submission.

(c)        Copies of all appropriate forms for nomination required hereunder shall be made available by the Secretary of the Corporation upon request of, and without charge to, any shareholder.

(d)        For purposes of this Section 10, “public announcement” means disclosure (i) when made in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service, (ii) when contained in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act, or (iii) when given as the notice of the meeting pursuant to Article I, Section 4.

(e)        With respect to this Section 10, a shareholder must also comply with all applicable requirements of Minnesota law and the Exchange Act and the rules promulgated thereunder with respect to the matters set forth in this Section 10.

(f)        Notwithstanding anything to the contrary in this Section 10, if the Securities and Exchange Commission adopts final rules requiring in certain events the inclusion in the Corporation’s proxy materials of persons nominated by shareholders for election to the Board of Directors, then the requirements, procedures, and notice deadlines of such final rules and not this Section 10 shall govern any nomination made pursuant to such final rules as if the Corporation had no advance-notice requirements for such nominations.

Section 11. EXECUTIVE COMMITTEE.

(a)        The Board of Directors may establish an Executive Committee consisting of not less than three nor more than five directors, at least one of whom shall be a senior executive of the Company (an “inside” board member). The Board shall designate one member of the Executive Committee as Chairman.

(b)        The Executive Committee shall not have the authority to alter or amend these By-Laws, or to fill vacancies in the Board or in its own membership, but the Board may delegate all other powers of the Board of Directors to the Executive Committee in accordance with the Minnesota Business Corporation Act. The Board of Directors shall have the power at any time to change the membership of or to dissolve the Executive Committee.

(c)        The Executive Committee shall take no action except by majority approval of all of its members. The Executive Committee shall meet at the request of the Committee’s Chairman or any member upon not less than twenty-four hours’ notice, which may be given in writing, by facsimile transmission or telephonically. Regular minutes of Executive Committee proceedings shall be kept and reported at the next following meeting of the Board of Directors and shall become a part of the record at that Board meeting at which they are presented.

Section 12. CHAIRMAN OF THE BOARD. The Board of Directors may elect or appoint from its members a Chairman of the Board who shall preside at all meetings of shareholders and directors and shall perform such other duties as may be prescribed from time to time by these By-Laws or by the Board of Directors.

ARTICLE III

Officers

Section 1. NUMBER OF OFFICERS. The officers of the Corporation shall consist of a Chief Executive Officer, President, Vice President, Chief Financial Officer, Secretary, Treasurer, and such other officers and assistant officers and agents as may be chosen from time to time by the Board of Directors or, to the extent permitted by law, the Chief Executive Officer. Any two offices may be held by one person, except that the President shall not also hold the office of Vice President, and the Chief Executive Officer shall not also hold the office of Chief Financial Officer.

Section 2. APPOINTMENT; VACANCIES; TENURE. Officers shall be appointed by the Board of Directors or, to the extent permitted by law, the Chief Executive Officer, and shall hold office until their successors are chosen and qualified or until their earlier death, resignation, or removal. Any officer may be removed with or without cause by the affirmative vote of a majority of the Board of Directors or, to the extent permitted by law, the Chief Executive Officer. Any vacancy shall be filled by the affirmative vote of a majority of the Board of Directors or, to the extent permitted by law, the Chief Executive Officer. In the absence of an appointment of a Chief Executive Officer or Chief Financial Officer by the Board of Directors, the person or persons exercising the principal functions of those offices are respectively deemed to have been appointed to those offices.

Section 3. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall:

(a)        When present, and in the absence of the Chairman, preside at all meetings of the Board or Directors and of the shareholders;

(b)        Have general active management of the business of the Corporation;

(c)        See that all orders and resolutions of the Board of Directors are carried into effect;

(d)        Perform such duties as shall be delegated by the Board of Directors; and

(e)        Render to the Board of Directors, whenever requested, an account of all transactions by the Chief Executive Officer.

Section 4. PRESIDENT. The President shall:

(a)        Perform such duties as shall be delegated by the Board of Directors or by the Chief Executive Officer; and

(b)        Render to the Chief Executive Officer or the Board of Directors, whenever requested, an account of all transactions by the President.

Section 5. CHIEF FINANCIAL OFFICER. The Chief Financial officer shall:

(a)        Keep accurate financial records for the Corporation;

(b)        Deposit all money, drafts, and checks in the name of and to the credit of the Corporation in the banks and depositories designated by the Board of Directors;

(c)        Endorse for deposit all notes, checks, and drafts received by the Corporation as ordered by the Board of Directors, making proper vouchers therefor;

(d)        Disburse corporate funds and issue checks and drafts in the name of the Corporation, as ordered by the Board of Directors;

(e)        Perform other duties prescribed by the Board of Directors or by the Chief Executive Officer; and

(f)        Render to the Chief Executive Officer and the Board of Directors, whenever requested, an account of all transactions by the Chief Financial Officer and of the financial condition of the Corporation.

Section 6. TREASURER. The Treasurer shall:

(a)        Perform such duties as shall be delegated by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer; and

(b)        Render to the Chief Financial Officer, the Chief Executive Officer or the Board of Directors, whenever requested, an account of all transactions by the Treasurer.

Section 7. VICE PRESIDENT. Each Vice President, if any, shall perform such duties as may be prescribed from time to time by these By-Laws, the Board of Directors or the Chief Executive Officer.

Section 8. SECRETARY. The Secretary shall give proper notice of meetings of shareholders and Board of Directors and other notices required by law or by these By-Laws. He shall attend all meetings of the shareholders and Board of Directors and shall maintain records of and, whenever necessary, certify all proceedings of the Board of Directors and the shareholders. He shall also perform all duties as these By-Laws, the Board of Directors, or the Chief Executive Officer may from time to time prescribe.

Section 9. EXPENSES AND UNREASONABLE COMPENSATION. If any expenses authorized to be reimbursed to an officer of this Corporation shall be disallowed as a deduction to this Corporation, such expenses shall be deemed to be additional compensation to such officers for the period in which received; provided that if the treatment of such expenses as additional compensation, or any other payments of salaries, bonuses, medical reimbursements or other benefits paid to an officer of the Corporation shall be deemed unreasonable compensation and disallowed as a deduction to this Corporation, then such officer shall be obligated to immediately repay to the Corporation the full amount of any such disallowance and the Board of Directors shall take whatever action as, in the opinion of counsel to the Corporation, may be deemed necessary to collect such disallowance.

Section 10. INDEMNITY. Each present or future director or officer, whether or not then in office, and the executors, administrators, or other legal representative of any such director or officer, shall be fully indemnified by the Corporation, in the manner and to the extent allowed by Minnesota Statutes Section 302A.521, or any amendment thereto.

ARTICLE IV

Capital Stock

Section 1. ISSUANCE OF SHARES. The capital stock of the Corporation may be issued for such consideration as shall be authorized from time to time by the Board of Directors.

Section 2. CERTIFICATES OF STOCK. The shares of the Corporation may be certificated or uncertificated. Each holder of certificated shares of the Corporation shall be entitled to a certificate signed by the Chairman, Chief Executive Officer or President and by the Chief Financial Officer, Treasurer or Secretary of the Corporation and sealed with the seal of the Corporation, if any, or a facsimile thereof. The certificates, if any, shall be in such form as shall be approved by the Board of Directors.

Section 3. TRANSFER AGENT AND REGISTRAR.

(a)        The Board of Directors may appoint a transfer agent and registrar and may require that any stock certificates issued bear the countersignature of said transfer agent and registrar.

(b)        The Board of Directors shall have authority to make and alter such rules and regulations as it may deem expedient concerning issue, transfer and registration of shares of the stock of the Corporation and rights or options relating thereto.

Section 4. RECORD DATE. The Board of Directors may fix, or authorize an officer to fix, a time, not exceeding 60 days preceding the date of any meeting of shareholders, as the record date for determination of shareholders entitled to notice of and to vote at such meeting and not exceeding 40 days preceding the date fixed for payment of any dividend, delivery of any rights, or other distribution allowed by law.

Section 5. LOST CERTIFICATES. Any person claiming a certificate of stock to be lost, stolen, or destroyed shall furnish an affidavit of such fact and shall furnish an appropriate bond of indemnity in form, substance, amount and with surety satisfactory to legal counsel for the Corporation, in which bond the Corporation and the Transfer Agent and Registrar shall be named as obligees.

ARTICLE V

Miscellaneous

Section 1. SEAL. The corporate seal, if any, shall be circular in form and have inscribed thereon the name of the Corporation, the State in which it is incorporated and the words “corporate seal.”

Section 2. FISCAL YEAR. The fiscal year of the Corporation shall be fixed by the Board of Directors.

ARTICLE VI

Amendments

These By-Laws may be altered, amended or repealed by the Board of Directors, subject to the power of the shareholders, by the affirmative vote of a majority of the shareholders entitled to vote, at any meeting, to change or repeal such By-Laws; provided that notice of such proposed amendment shall have been given in the notice of such meeting; and provided that the Board of Directors shall not make or alter any By-Law fixing their number, qualifications, classifications or terms of office.